Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the registration statement (No. 333-62698) of GreenPoint Mortgage Securities Inc. (the "Registrant"), and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated May 1, 2003 of our reports dated January 21, 2003 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 28, 2003, and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

 /s/ KPMG LLP
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New York, New York
May 9, 2003